Exhibit 24

POWERS OF ATTORNEY

Know All Men By These Presents, that each person whose signature appears below constitutes and appoints William C. Vens and Sally B. Wignall, or either of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities noted below to sign the Protective Insurance Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and any and all amendments thereto, required to be filed pursuant to the requirements of Sections 12(g), 13, or 15(d) of the Securities and Exchange Act of 1934, as amended, granting unto each of said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Signature and Title	Date

/s/ John D. Nichols, Jr.	March 7, 2019
John D. Nichols, Jr., Interim Chief Executive Officer and Chairman of the Board of Directors

/s/ Steven J. Bensinger	March 7, 2019
Steven J. Bensinger, Director

/s/ Stuart D. Bilton	March 7, 2019
Stuart D. Bilton, Director

/s/ Otto N. Frenzel IV	March 7, 2019
Otto N. Frenzel IV, Director

/s/ LoriAnn Lowery-Biggers	March 7, 2019
LoriAnn Lowery-Biggers, Director

/s/ David W. Michelson	March 7, 2019
David W. Michelson, Director

/s/ James A. Porcari III	March 7, 2019
James A. Porcari III, Director

/s/ Nathan Shapiro	March 7, 2019
Nathan Shapiro, Director

/s/ Robert Shapiro	March 7, 2019
Robert Shapiro, Director